EX-99.16.c

CERTIFICATE OF SECRETARY

The undersigned Secretary for Aberdeen Funds (the “Trust”) hereby certifies that the Board of Trustees of the Trust duly adopted the following resolution on December 20, 2018:

RESOLVED, that the Trustees hereby approve and authorize the use of the Powers of Attorney, presented to and executed by the Board and certain officers of the Trust appointing Alan Goodson, Megan Kennedy, Jennifer Nichols, Lucia Sitar and Jeffrey Cotton as attorneys-in-fact for the purpose of filing a Registration Statement on Form N-14 (to be used in connection with the Reorganizations) and any amendments thereto under the Securities Act of 1933 and the 1940 Act with the SEC, and the attorneys-in-fact listed in such Powers of Attorney are hereby authorized to act in accordance with such Powers of Attorney for the purposes described in the Powers of Attorney.

Dated: January 26, 2018	/s/ Megan Kennedy
Megan Kennedy
Secretary